7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS THIRD QUARTER 2011 RESULTS Highest Quarterly Results in Company History Net Sales of $215 Million and Earnings Per Diluted Share of $0.78

Evansville, Indiana, November 17, 2011 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced record net sales and earnings for the third quarter ended October 29, 2011.

Net sales for the third quarter of fiscal 2011 increased 5.4 percent to $215.5 million compared to net sales of $204.4 million for the third quarter of fiscal 2010.  Comparable store sales increased 2.8 percent for the third quarter of fiscal 2011.  In the third quarter of fiscal 2010, comparable store sales increased 7.2 percent.

Net earnings for the third quarter were $10.5 million or $0.78 per diluted share, as compared to net earnings of $9.1 million, or $0.70 per diluted share for the third quarter last year.

The gross profit margin for the third quarter of fiscal 2011 was 30.2 percent compared to 30.1 percent for the third quarter of fiscal 2010.  The merchandise margin remained flat as a percentage of sales.  Buying, distribution and occupancy costs decreased 0.1 percent as a percentage of sales.

Selling, general and administrative expenses for the third quarter increased $1.2 million to $48.3 million; however as a percentage of sales, these expenses decreased to 22.4 percent compared to 23.0 percent in the third quarter of last year due to the leverage associated with the comparable store sales increase.

Speaking on the results, Mark Lemond, president and chief executive officer said, "While our third quarter performance was in the middle of our earnings expectations, it still represents the highest quarterly sales and earnings in our Company’s history.  Positive sales results early in the back-to-school season were partially offset by lower than expected store traffic trends in late September and throughout October.  We believe the change in sales trends throughout the third quarter reflects the impact of an unusually warm fall sales season as compared to last year.  As a result, we expect our sales trends will strengthen throughout the fourth quarter as the weather becomes more seasonal."

Mr. Lemond concluded, "As we progress through the holiday sales season, we believe Shoe Carnival is well positioned with a compelling assortment of family footwear and we expect our competitive pricing will resonate well with value oriented consumers.  Going forward, we will continue to conservatively manage our cost structure and inventory to help generate further increases in profitability long-term."

Net sales during the first nine months of fiscal 2011 increased $21.3 million to $580.6 million as compared to the same period last year.  Comparable store sales increased 1.9 percent.  Net earnings for the first nine months of 2011 were $23.1 million, or $1.72 per diluted share, compared to net earnings of $22.5 million, or $1.73 per diluted share, in the first nine months of last year.  The gross profit margin for the first nine months of 2011 was 29.8 percent compared to 29.9 percent last year.  Selling, general and administrative expenses, as a percentage of sales, were 23.4 percent for the first nine months of 2011 compared to 23.6 percent for the first nine months of 2010.

Fourth Quarter and Fiscal 2011 Earnings Outlook

The Company expects fourth quarter net sales to be in the range of $186 to $190 million with comparable store sales in the range of positive 1.0 to negative 1.0 percent.  Earnings per diluted share in the fourth quarter of fiscal 2011 are expected to be in the range of $0.33 to $0.36.  In the fourth quarter of 2010, comparable store sales increased 4.6 percent and earnings per diluted share were $0.33.

For fiscal 2011, the Company expects net sales to be in the range of $767 to $770 million and comparable store sales to increase in the range of 1.2 to 1.7 percent.  Earnings per diluted share for fiscal 2011 are expected to be in the range of $2.05 to $2.08.  For fiscal 2010, comparable store sales increased 8.2 percent and earnings per diluted share were $2.05.

 Store Growth

        The Company expects to open 17 new stores and close four stores in fiscal 2011.  Store openings and closings by quarter are as follows:

	New Stores	Store Closings
1st Quarter 2011	4	0
2nd Quarter 2011	5	2
3rd Quarter 2011	7	1
4th Quarter 2011	1	1
Fiscal 2011	17	4

    The seven stores opened during the third quarter included locations in:

City	Market/Total Stores in Market
American Fork, UT	Salt Lake City/7
D'Iberville, MS	Biloxi-Gulfport/2
Hanover, PA	Harrisburg-Lancaster-Lebanon-York/3
Houston, TX	Houston/11
Nampa, ID	Boise/3
Raleigh, NC	Raleigh-Durham (Fayetteville)/7
Russellville, AR	Little Rock-Pine Bluff/6

Conference Call

          Today, at 4:30 p.m. Eastern time, the Company will host a conference call to discuss the third quarter results.  The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

       Shoe Carnival is a chain of 327 footwear stores located in the Midwest, South and Southeast.  In addition to its retail stores, the Company also operates an internet retailing site at shoecarnival.com.  Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

       This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully implement an e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Italy and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended October 29, 2011	Thirteen Weeks Ended October 30, 2010	Thirty-nine Weeks Ended October 29, 2011	Thirty-nine Weeks Ended October 30, 2010
Net sales	$215,472	$204,443	$580,594	$559,294
Cost of sales (including buying,
distribution and occupancy costs)	150,317	142,933	407,306	391,756
Gross profit	65,155	61,510	173,288	167,529
Selling, general and administrative
expenses	48,276	47,096	136,160	132,135
Operating income	16,879	14,414	37,128	35,394
Interest income	(17)	(28)	(66)	(79)
Interest expense	68	64	200	196
Income before income taxes	16,828	14,378	36,994	35,277
Income tax expense	6,355	5,282	13,887	12,816
Net income	$10,473	$9,096	$23,107	$22,461

Net income per share:
Basic	$.79	$.71	$1.74	$1.77
Diluted	$.78	$.70	$1.72	$1.73

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 29, 2011	January 29, 2011	October 30, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$52,997	$60,193	$43,312
Accounts receivable	3,029	1,550	2,596
Merchandise inventories	245,131	212,929	228,233
Deferred income tax benefit	2,830	4,275	3,531
Other	3,664	2,407	2,977
Total Current Assets	307,651	281,354	280,649
Property and equipment-net	67,899	62,391	62,608
Other	1,252	1,400	1,286
Total Assets	$376,802	$345,145	$344,543

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$54,088	$55,219	$58,668
Accrued and other liabilities	16,722	15,457	18,856
Total Current Liabilities	70,810	70,676	77,524
Deferred lease incentives	11,576	8,211	7,348
Accrued rent	5,759	5,082	5,162
Deferred income taxes	1,566	669	0
Deferred compensation	5,791	4,907	4,569
Other	892	1,257	1,578
Total Liabilities	96,394	90,802	96,181
Total Shareholders' Equity	280,408	254,343	248,362
Total Liabilities and Shareholders' Equity	$376,802	$345,145	$344,543

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-nine Weeks Ended October 29, 2011	Thirty-nine Weeks Ended October 30, 2010
Cash flows from operating activities:
Net income	$23,107	$22,461
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	10,737	10,252
Stock-based compensation	2,413	3,638
Loss on retirement and impairment of assets	532	1,407
Deferred income taxes	2,342	(1,328)
Lease incentives	4,128	1,830
Other	(426)	(770)
Changes in operating assets and liabilities:
Accounts receivable	(1,379)	(1,850)
Merchandise inventories	(32,202)	(30,781)
Accounts payable and accrued liabilities	1,283	2,777
Other	(430)	717

Net cash provided by operating activities	10,105	8,353

Cash flows from investing activities:
Purchases of property and equipment	(17,794)	(10,335)
Proceeds from sale of property and equipment	5	311
Proceeds from notes receivable	100	100

Net cash used in investing activities	(17,689)	(9,924)

Cash flows from financing activities:
Proceeds from issuance of stock	1,751	560
Excess tax benefits from stock-based compensation	1,274	434
Purchase of treasury stock	(2,637)	(279)

Net cash provided by financing activities	388	715

Net decrease in cash and cash equivalents	(7,196)	(856)
Cash and cash equivalents at beginning of period	60,193	44,168

Cash and Cash Equivalents at End of Period	$52,997	$43,312